Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Brian Anderson, VP, Strategy & Investor Relations	Keith Negrin, VP, Communications
651-447-4197	612-669-1459
brian.anderson@deluxe.com	keith.negrin@deluxe.com

Deluxe Acquires CheckMatch from Kinexys by J.P. Morgan to Extend Digital Lockbox Payments Capability

August 6, 2025 – Minneapolis, MN – Deluxe (NYSE: DLX), a trusted Payments and Data company, announced it has completed the acquisition of CheckMatch from Kinexys by J.P. Morgan, the firm’s industry-leading blockchain business unit. Consistent with the company’s strategy, this acquisition will expand the Deluxe Payment Network (DPN) solution, extending the company’s Payments scale and enabling potential revenue and cost synergies.

CheckMatch is a service that digitizes the delivery of paper checks, enabling faster electronic conveyance, which was developed by Kinexys by J.P. Morgan.

The DPN solution digitally connects physical lockboxes across the Deluxe network, which helps to more efficiently process payments made to thousands of businesses across the U.S. By adding CheckMatch to the DPN platform, Deluxe enables an even broader payment network that will save cost by eliminating postage, labor, and other handling and printing costs for disbursers, including large bill pay services. For payees, there’s virtually no change because the payments follow the well-established lockbox payment protocol, but now digitally.

“In alignment with our strategy to expand in Payments and Data, this acquisition marks a continued investment across our B2B payments portfolio,” said Barry McCarthy, President and CEO of Deluxe. “By bringing together the strengths of CheckMatch and DPN, we are building the largest purpose-built digital lockbox network in the market—delivering value through scale, security, and simplicity in competition with traditional offerings.”

Deluxe has already more than doubled the number of lockboxes accessible through DPN in the first half of 2025. Once integration of CheckMatch is completed—the combined platform is expected to include five of the top 10 U.S.-based lockbox providers and multiple leading disbursement partners, including financial institutions, AP automation platforms, and a major medical payments provider.

"We are thrilled to see CheckMatch become an integral part of a larger vision that embodies our shared commitment of bringing next-gen innovation to the world of finance and delivering exceptional value for our clients," said Umar Farooq, Global Co-Head of J.P. Morgan Payments. "We are confident that Deluxe is well-positioned to elevate CheckMatch to the next level and will ensure a seamless transition."

1. JPMC proprietary data 2024

2. JPMC proprietary data 2024

3. Based on Jan.-Aug. 2023 vs. 2024 YoY transaction volume attributed to growth driven by Kinexys Digital Payments.

Check payments remain a critical component of the B2B payments ecosystem, but secure check delivery has become increasingly critical as businesses face growing threats like mail fraud and delays. According to a U.S. Treasury FinCEN analysis, 281 financial institutions reported $688 million in mail fraud between February and August 2023. Of the stolen checks:

•	44% were altered deposits;
•	26% were used to create counterfeit checks; and
•	20% were fraudulently signed.

By digitizing the check delivery process, DPN eliminates the risk of mail fraud, helping to protect businesses and financial institutions from growing threats. As Deluxe scales its network, participating providers will benefit from continued efficiency and potential cost savings over time.

A division of J.P. Morgan Payments, Kinexys by J.P. Morgan has exceeded $2 trillion in notional value1 to date, processing on average $3 billion daily in transaction volume2. Payment transactions on the platform have grown by 10x year-over-year3, with clients now spanning five continents. The business is transforming how information, money and assets move around the world, helping clients harness the speed and efficiency enabled by blockchain technology.

About Deluxe

Deluxe, a Trusted Payments and Data Company, champions business so communities thrive. Our solutions help businesses pay, get paid, and grow. For more than 100 years, Deluxe customers have relied on our solutions and platforms at all stages of their lifecycle, from start-up to maturity. Our powerful scale supports millions of small businesses, thousands of vital financial institutions and hundreds of the world’s largest consumer brands, while processing more than $2 trillion in annual payment volume. Our reach, scale and distribution channels position Deluxe to be our customers’ most trusted business partner. To learn how we can help your business, visit us at www.deluxe.com.

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1. JPMC proprietary data 2024

2. JPMC proprietary data 2024

3. Based on Jan.-Aug. 2023 vs. 2024 YoY transaction volume attributed to growth driven by Kinexys Digital Payments.